Exhibit 99.2

IPALCO ENTERPRISES, INC.
One Monument Circle
Indianapolis, Indiana 46204-2936

IPALCO ENTERPRISES, INC. COMMENCES TENDER OFFER
AND CONSENT SOLICITATION FOR
SENIOR SECURED NOTES DUE 2008

INDIANAPOLIS, IN -- April 1, 2008--

IPALCO Enterprises, Inc. (the “Company”) announced today that it has commenced a tender offer to purchase for cash any and all of its outstanding 8-3/8% Senior Secured Notes due 2008 (the “Notes”). At issue, the Notes’ original coupon was 7-3/8%.

In conjunction with the tender offer, the Company also commenced a consent solicitation to amend the indenture governing the Notes to eliminate substantially all the covenants and certain events of default, and to eliminate or modify certain other provisions with respect to the Notes. The tender offer and consent solicitation are being made pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement (the “Statement”) dated April 1, 2008.

Holders who properly tender and deliver their consents to the proposed amendments on or prior to 5:00 p.m., New York City time, on April 14, 2008, unless extended or earlier terminated (the “Consent Expiration Date”), will be eligible to receive the total consideration, which includes a consent payment equal to $30.00 per $1,000 principal amount of the tendered Notes.

Total consideration for the Notes will be determined according to a fixed spread of 50 basis points over the bid-side yield on the 4.875% Treasury Note due October 31, 2008. The price will be determined at 2:00 p.m., New York City time, on April 14, 2008, based on a yield determined by the Treasury bid-side price reported by the Bloomberg Government Pricing Monitor, or any recognized quotation source selected by Merrill Lynch & Co., as the Dealer Manager (as defined below) in its sole discretion if the Bloomberg Government Pricing Monitor is not available or is manifestly erroneous. The detailed methodology for calculating the total consideration for validly tendered Notes is outlined in the Statement, which will be available from the information agent beginning on April 1, 2008.

Holders who properly tender after the Consent Expiration Date but on or prior to the Offer Expiration Date (as defined below) will be eligible to receive as consideration the purchase price, which equals the total consideration less the consent payment.

In addition, all Notes accepted for payment will be entitled to receipt of accrued and unpaid interest in respect of such Notes from the last interest payment date prior to the applicable settlement date to, but not including, the applicable settlement date.

The tender offer will expire at midnight, New York City time, on April 28, 2008, unless extended or earlier terminated (the “Offer Expiration Date”). Settlement for all Notes tendered on or prior to the Consent Expiration Date and accepted for payment is expected to be promptly following the Consent Expiration Date. Settlement for all Notes tendered after the Consent Expiration Date, but on or prior to the Offer Expiration Date, is expected to be promptly following the Offer Expiration Date.

Consummation of the tender offer, and payment for the tendered notes, is subject to the satisfaction or waiver of certain conditions described in the Statement, including consummating an issuance of new senior debt securities in an amount sufficient (together with cash on hand) to pay for all Notes tendered and any related fees and expenses, receipt of consents from holders of a majority of the outstanding principal amount of the Notes, as well as other customary conditions.

Holders may withdraw their tenders and revoke their consents at any time before the proposed amendments become effective, which is expected to be promptly following the Consent Expiration Date, but not thereafter.

Merrill Lynch & Co. is acting as dealer manager and solicitation agent (the “Dealer Manager”) for the tender offer and the consent solicitation. The tender agent and information agent is Global Bondholder Services Corporation.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer and the consent solicitation are being made only pursuant to the Statement.

This press release is neither an offer to sell nor a solicitation of an offer to buy securities. The new senior debt securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 470-4500 (toll-free). Questions regarding the tender offer and consent solicitation should be directed to Merrill Lynch & Co. at (888) 654-8637 (toll-free) or (212) 449-4914 (collect).

IPALCO Enterprises, Inc. is a holding company which, through its principal subsidiary Indianapolis Power & Light Company, a regulated electric utility, engages primarily in generating, transmitting, distributing and selling electric energy to approximately 465,000 retail customers in the city of Indianapolis and neighboring areas within the state of Indiana.  IPALCO Enterprises, Inc. is a wholly-owned subsidiary of The AES Corporation, a global power company committed to providing electricity to customers in a socially responsible way.

This news release contains “forward-looking statements.”  Forward-looking statements are statements that contain projections, estimates or assumptions about our revenues, income and other financial items, our plans for the future, future economic performance, transactions and dispositions and financings related thereto.  Forward-looking statements relate to future events and anticipated revenues, earnings, business strategies, competitive position or other aspects of our operations or operating results.  In many cases you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and other similar words.  However, the absence of these words does not mean that the statements are not forward-looking.

We have based our forward-looking statements on management’s beliefs and assumptions based on information available to management at the time the statements are made.  Actual results may differ materially from those expressed or implied by forward-looking statements as a result of many factors or events, access to capital, legislative and regulatory developments, the effects of competition, financial market conditions, the timing and extent of changes in commodity prices and interest rates, weather conditions, changes in our business plan and other factors we discuss or refer to in the “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact for Media Inquiries Only:  Connie Horwitz, Treasurer and Assistant Secretary
                                                                (317) 261-8670